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                         AMBASE SETTLES DISPUTED CLAIMS
                           WITH ZURICH SF HOLDINGS LLC



Greenwich, CT - June 9, 2000 - AmBase Corporation (the "Company") announced today that it entered into a settlement agreement with Zurich SF Holdings LLC (f/k/a Reorganized Home Holdings, Inc.) ("SF Holdings") settling the disputed claims relating to the April 1999 complaint the Company filed in the Sumpreme Court of New York. Pursuant to the settlement agreement, AmBase received, among other things, $8,250,000 from SF Holdings. In addition, an affiliate of SF Holdings has deposited $9,500,000 in an interest bearing escrow account
(the "Escrow Account") to be used to pay 50% of certain expenses and/or tax obligations, if any, up to the amount in the Escrow Account, in connection with the dispute with the Internal Revenue Service ("IRS") over the Netherlands Antilles Withholding Taxes Issue which is currently pending before the United States Tax Court. Upon final resolution of the Netherlands Antilles Withholding Tax Issue with the IRS and payment of outstanding expenses, the residual of the Escrow Account, if any, will be delivered to an affiliate of SF Holdings.

For a more complete discussion of the Company's affairs, refer to AmBase Corporation's Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2000 as filed with the Securities and Exchange Commission.